For more information, contact:

Mike Barger KCI Corporate Communications Office: 210-255-6824 Email: mike.barger@kci1.com

James G. Carlson Selected to Join Board of Directors

SAN ANTONIO, May 29, 2013 - The Board of Directors of the parent company of Kinetic Concepts, Inc. and LifeCell Corporation is pleased to announce that James G. Carlson has agreed with the parent company's financial sponsors to join the Board of Directors.

Mr. Carlson has more than 30 years of experience in health insurance. He is the former chief executive officer of Amerigroup, a position he held from 2007 to 2012. Mr. Carlson also served as chairman of Amerigroup's Board of Directors since 2008. From 2003 to 2007 he served as Amerigroup's president and chief operating officer. From 2003 to 2012 Amerigroup grew revenues from $1.6 billion in 2003 to $9 billion in 2012, earning recognition as a Fortune 500 company. Mr. Carlson successfully guided the company to its December 2012 acquisition by WellPoint, Inc., the second largest health insurer in the nation, at a sale price of nearly $5 billion.

“Jim Carlson's depth of leadership and governance experience will be a valuable addition to our Board,” said Buddy Gumina, Chairman of the Board of Directors and Partner and Global Co-Head of Healthcare for Apax Partners. “Throughout his distinguished career, Jim has demonstrated a great deal of business success and has also served as a strong advocate for employees and patients alike. We are thrilled Jim has agreed to join the Board of Directors and look forward to his contributions.”

Mr. Carlson serves on the boards of The National Kidney Foundation and Virginia Aquarium & Marine Science Center. Previously, he served on the boards of America's Health Insurance Plans, the Business Roundtable and the Health Sector Advisory Council for the Fuqua School of Business at Duke University.

“Jim's experience in delivering high quality patient care while reducing overall cost to patients as well as public and private payors will complement our strategic focus on the post-acute care setting. KCI and LifeCell are committed to delivering innovative solutions that speed healing, reduce complications and improve patient lives in a cost effective manner,” said Joe Woody, president & CEO, KCI and interim CEO, LifeCell.

"KCI's and LifeCell's products are instrumental in helping clinicians achieve superior outcomes for their patients and I'm delighted to have the opportunity to help both companies extend their leadership positions in wound care and surgical solutions," said Carlson.

About KCI
Kinetic Concepts, Inc. is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology Transformational Healing solutions for customers and patients in more than 25 countries around the world. Headquartered in San Antonio, Texas, KCI is committed to advancing the science of healing and positively impacting patient care by developing customer-driven innovation to meet the evolving needs of healthcare professionals. Proprietary KCI negative pressure technologies have revolutionized the way in which caregivers treat a wide variety of wound types. The V.A.C.® Therapy System has been used on approximately 7 million wounds worldwide. Additional information about KCI and its products is available at www.KCI1.com.

About LifeCell
LifeCell Corporation, based in Bridgewater, NJ, is a leader in regenerative medicine, develops and markets innovative tissue repair products for the reconstructive, orthopedic and urogynecologic biosurgery markets. LifeCell™ products include Strattice™ Reconstructive Tissue Matrix and AlloDerm® Regenerative Tissue Matrix for plastic, reconstructive, and general surgical applications; Cymetra® Regenerative Tissue Matrix, a particulate form of AlloDerm® Tissue Matrix suitable for injection; Repliform® Regenerative Tissue Matrix for urogynecologic surgical procedures; GraftJacket® and Conexa™ for orthopedic surgical procedures; and the SPY® Elite System for the visualization and evaluation of tissue perfusion. Additional information about LifeCell and its products is available at www.LifeCell.com.

Financial Sponsors
The parent company of Kinetic Concepts, Inc. and LifeCell Corporation is controlled indirectly by investment funds advised by Apax Partners, Canada Pension Plan Investment Board, and the Public Sector Pension Investment Board.